Exhibit 3.1
AMENDMENT TO CERTIFICATE OF INCORPORATION
OF
COLLEGIATE PACIFIC INC.

CERTIFICATE OF OWNERSHIP AND MERGER
OF
SPORT SUPPLY GROUP, INC.
(a Delaware corporation)
INTO
COLLEGIATE PACIFIC INC.
(a Delaware corporation)
(Pursuant to Section 253 of the General
Corporation Law of the State of Delaware)
********
     It is HEREBY CERTIFIED that:
     1. Collegiate Pacific Inc. (the “Company”) is a business corporation of the State of Delaware.
     2. The Company owns all of the issued and outstanding shares of capital stock of Sport Supply Group, Inc., a business corporation of the State of Delaware (“SSG”).
     3. That, in accordance with the provisions of Section 253 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company, pursuant to a unanimous written consent executed on June 27, 2007, duly adopted the following resolutions with regards to SSG, which resolutions remain in full force and effect on the date hereof and are set forth as follows:
     NOW, THEREFORE, BE IT RESOLVED, that the Board deems it to be in the best interest of the Company and its stockholders to merge SSG with and into the Company ( the “SSG Merger”) pursuant to the laws of the State of Delaware.
     RESOLVED, that the SSG Merger be, and hereby is, approved by the Board.
     RESOLVED, that the Company shall merge into itself SSG, and that all of the estate, property, rights, privileges, powers and franchises of SSG shall vest in and be held and enjoyed by the Company as fully and entirely and without change or diminution as the same were before held and enjoyed by SSG in its name.
     RESOLVED, that the Company shall assume all of the obligations of SSG, including without limitation all debts, mortgages, easements, liens, leases whether of real property, equipment or otherwise, licenses, permits, agreements of service, and all other material contracts.
     RESOLVED, that the SSG Merger shall become effective at 11:59 p.m. Eastern Standard Time on June 30, 2007.
     RESOLVED, that the Certificate of Incorporation of the Company shall be amended and changed by reason of the SSG Merger by striking out Article I thereof and by substituting in lieu thereof the following new Article I:
“ARTICLE I
     The name of the corporation is Sport Supply Group, Inc.”
     RESOLVED, that the appropriate officers of the Company are, and each of them hereby is, authorized and directed to do or cause to be done any and all things and to negotiate, prepare, execute, deliver, file and perform, or cause to be negotiated, prepared, executed, delivered, filed or performed, all such contracts, salary reduction agreements and other agreements, amendments, instruments, certificates, waivers, documents and papers, including without limitation meeting all applicable requirements of the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974, and effecting any filings with the State of Delaware, the Securities and Exchange Commission, the American Stock Exchange, the CUSIP Service Bureau of Standard & Poor’s, and any other appropriate jurisdiction or governmental authority, as each of such officers, in their discretion, deems necessary or advisable to carry out the intent of or to effect the foregoing resolutions, the taking of such actions and the negotiation, preparation, execution, delivery, filing and performance of any such agreements, documents and other instruments or the performance of any such acts being conclusive evidence of the approval of the Board thereof and all matters relating thereto.
     4. The Certificate of Incorporation of the Company is to be amended and changed by reason of the merger herein certified by striking out Article I thereof and by substituting in lieu thereof the following new Article I:
“ARTICLE I
The name of the corporation is Sport Supply Group, Inc.”
     5. This Certificate shall be effective at 11:59 p.m., Eastern Standard Time, on June 30, 2007.

     IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by an authorized officer this 27 day of June 2007.

COLLEGIATE PACIFIC INC.
By:	/s/ Terrence M. Babilla
Terrence M. Babilla, President